EXHIBIT 10.20

Schedule of Non-Employee Directors’ Annual Compensation

Effective January 1, 2022

Annual compensation for Board service
Role	Cash	Equity
Non-employee directors	$100,000	$235,000
Non-executive Chairman of the Board	$87,500	$87,500

Additional compensation for committee service
Committee	Chair	Member
Audit	$35,000	$17,500
HRCC	$30,000	$15,000
NCG	$25,000	$12,500
Risk Subcommittee	$25,000	$12,500

Cash compensation is paid in advance in January for the first half of the year and in arrears in December for the second half of the year. The annual retainer and any committee retainer fees are prorated for partial year Board or committee service. Under the Mastercard Incorporated Deferral Plan, directors are eligible to defer all or part of their cash compensation into a non-qualified deferred compensation arrangement. Directors who elect to defer cash compensation receive earnings on their deferrals based on investment elections. None of the investment options provides returns considered to be above-market or preferential.

Annual stock grants are awarded upon a director's election on the date of the annual meeting of stockholders, are immediately vested with a four-year transfer restriction, and are in the form of restricted stock or deferred stock units. Each director selects the form of his or her award during an annual election process. Directors elected to the board outside of the annual meeting of stockholders are granted a prorated equity award.